Exhibit 12

                      LEHMAN BROTHERS INC. and SUBSIDIARIES
               COMPUTATION of RATIOS of EARNINGS to FIXED CHARGES
                              (Dollars in millions)
                                   (Unaudited)
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                                   For the          For the         For the        For the          For the           For the
                                    Twelve           Twelve          Twelve        Twelve            Twelve            Three
                                    Months           Months          Months        Months            Months        Months Ended
                                    Ended            Ended           Ended          Ended            Ended          February 28
                                 November 30      November 30     November 30    November 30      November 30          2001
                                     1996             1997            1998          1999              2000
                                 -------------    -------------   ------------- --------------    -------------    --------------
Pre-tax earnings from continuing
operations                             $  309           $  593          $  847        $ 1,013          $ 1,617             $ 413

Add:   Fixed charges (excluding
capitalized interest)                  10,140           12,233          14,746         12,552           16,076             4,501
                                 -------------    -------------   ------------- --------------    -------------    --------------

Pre-tax earnings before fixed
charges                                10,449           12,826          15,593         13,565           17,693             4,914
                                 =============    =============   ============= ==============    =============    ==============

Fixed charges:
       Interest                        10,121           12,216          14,730         12,535           16,059             4,494
       Other(a)                            25               19              20             17               17                 7
                                 -------------    -------------   ------------- --------------    -------------    --------------


       Total fixed charges           $ 10,146         $ 12,235        $ 14,750       $ 12,552         $ 16,076           $ 4,501
                                 =============    =============   ============= ==============    =============    ==============


RATIO OF EARNINGS TO FIXED
CHARGES                                  1.03             1.05            1.06           1.08             1.10              1.09


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